Exhibit 99.1

For Immediate Release

SWS Announces Financial Results for March Quarter

Net Loss for the Quarter Totaled $710,000

DALLAS, April 23, 2003 – SWS Group, Inc. (NYSE: SWS - news) today announced a net loss of $710,000, or 4 cents per share, on revenues of $59.3 million for its third fiscal quarter ended March 28, 2003. In the same quarter a year ago, SWS earned $484,000, or diluted earnings per share of 3 cents, on revenues of $77.5 million.

For the first nine-months of fiscal 2003, SWS recorded a net loss of $171,000, or 1 cent per share, on revenues of $191.4 million, compared with net income of $3.2 million, or diluted earnings per share of 19 cents, on revenues of $255.9 million in the same period of the prior fiscal year.

“This quarter was characterized by disappointing results in our equity-related businesses offset by aggressive cost-cutting efforts,” said SWS Chief Executive Officer Donald W. Hultgren. He said the company was able to partially reduce the effect of decreased volumes and revenues by reducing ongoing operating expenses by $8.5 million. “We will continue to work to reduce expenses in the current climate,” Hultgren added, noting that renegotiating equipment leases and revising fee schedules are expected to produce significant annual expense savings and revenue enhancements.

“This is a very tough environment for SWS and the securities industry as a whole,” the SWS CEO said. “In general, equity trading volume has been very soft. Worries about the war in Iraq and our domestic economy appear to have resulted in uncertainties and decreased business for our brokers and those correspondent broker/dealer firms for which we clear. Consequently, our clearing revenues declined by $4.2 million from last year’s quarter.”

On a brighter note, Hultgren said the continued low interest rate environment and equity market uncertainty led to increased revenues in the company’s fixed income area. Fixed income banking revenues were up 33 percent, while sales and trading revenues increased 26 percent. First Savings Bank continued its steady performance as net interest income increased $2.4 million over that achieved in last year’s third quarter.

Hultgren noted that the recently announced sale of Mydiscountbroker.com’s retail accounts to Ameritrade, Inc. is expected to generate an estimated after-tax gain of between 11 and 19 cents per share. He said the purchase price would be based on the actual accounts transferred at closing.

“As we mentioned in a previous press release, retail online trading is not one of our core businesses,” Hultgren added. “Our goal is to maximize our resources to grow our clearing business and to build our presence as the leading, full-service brokerage firm in the Southwest.” He said the firm’s recruitment of financial advisors resulted in seven new hires in the quarter.

The prior year’s third quarter included $4.3 million in gains on the sales of Knight Trading Group, Inc. (Nasdaq: NITE) common stock held as an investment by SWS. There were no sales of NITE in the quarter just ended. Additionally, the prior year quarter included $1.2 million in net earnings from Westwood Holdings Group (NYSE: WHG), the company’s asset management subsidiary that was spun-off to shareholders last June.

Fiscal-year-to-date transactions processed by Southwest Securities, Inc. totaled 20 million compared with 42 million in the prior year period. Book value per share was $14.57 compared with $16.67 a year ago. SWS Group did not buy back any of its stock during the quarter under a previously announced stock repurchase authorization. “In light of the stronger performance of our stock in the quarter, we chose to preserve capital for other opportunities,” Hultgren said.

SWS Group, Inc. is a Dallas-based holding company that offers a broad range of investment and financial services through its subsidiaries. The company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., May Financial Corporation, SWS Capital Corporation, and First Savings Bank.

This release contains forward-looking statements regarding the company’s future overall performance. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of our control, including, but not limited to those factors discussed in our Annual Report on Form 10-K and in our other reports filed with and available from the Securities and Exchange Commission.

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

March 28, 2003 and June 28, 2002

(In thousands, except par values and share amounts)

	March (Unaudited)	June
Assets
Cash and cash equivalents	$136,530	$24,777
Assets segregated for regulatory purposes	487,732	442,707
Marketable equity securities available for sale	3,736	3,932
Receivable from brokers, dealers and clearing organizations	2,484,235	1,770,055
Receivable from clients, net	309,281	467,131
Loans held for sale, net	154,527	103,124
Loans, net	355,561	345,538
Securities owned, at market value	110,765	103,888
Other assets	96,719	102,501

Total assets	$4,139,086	$3,363,653

Liabilities and Stockholders’ Equity
Short-term borrowings	$45,550	$37,600
Payable to brokers, dealers and clearing organizations	2,405,110	1,764,741
Payable to clients	672,802	747,534
Deposits	591,583	265,370
Securities sold, not yet purchased, at market value	57,761	19,657
Drafts payable	29,221	34,531
Advances from Federal Home Loan Bank	15,446	160,468
Other liabilities	67,596	69,920
Exchangeable subordinated notes	6,340	6,785

Total liabilities	3,891,409	3,106,606
Minority interest in consolidated subsidiaries	1,934	1,762
Stockholders’ equity:
Preferred stock of $1.00 par value. Authorized 100,000 shares; none issued	—	—
Common stock of $.10 par value. Authorized 60,000,000 shares, issued 17,612,940 and outstanding 16,865,126 shares at March 28, 2003; issued 17,601,705 and outstanding 17,240,570 shares at June 28, 2002	1,761	1,760
Additional paid-in capital	243,340	247,199
Accumulated deficit	(1,245)	—
Accumulated other comprehensive income – unrealized holding gain (loss), net of tax	11,457	11,472
Deferred compensation, net	1,500	1,502
Treasury stock (747,814 shares at March 28, 2003 and 361,135 shares at June 28, 2002, at cost)	(11,070)	(6,648)

Total stockholders’ equity	245,743	255,285
Commitments and contingencies

Total liabilities and stockholders’ equity	$4,139,086	$3,363,653

SWS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income (Loss) and Comprehensive Loss

For the three and nine months ended March 28, 2003 and March 29, 2002

(In thousands, except per share and share amounts)

(Unaudited)

	For the three months ended		For the nine months ended
	Fiscal 2003	Fiscal 2002 Restated	Fiscal 2003	Fiscal 2002 Restated
Net revenues from clearing operations	$4,034	$8,247	$14,208	$24,931
Commissions	19,701	19,477	60,370	55,597
Interest	22,352	26,996	71,363	98,530
Investment banking, advisory and administrative fees	5,579	10,352	19,574	30,651
Net gains on principal transactions	4,578	8,968	14,144	34,047
Other	3,017	3,479	11,747	12,118

Total revenue	59,261	77,519	191,406	255,874

Commissions and other employee compensation	30,365	32,554	94,540	103,473
Interest	8,667	12,748	29,795	54,499
Occupancy, equipment and computer service costs	7,853	12,549	24,597	35,752
Communications	3,590	5,226	11,442	14,482
Floor brokerage and clearing organization charges	1,325	2,225	4,862	6,159
Advertising and promotional	763	1,065	2,471	6,749
Other	7,413	9,623	23,356	27,207

Total expense	59,976	75,990	191,063	248,321

Income (loss) before income tax expense and minority interest in consolidated subsidiaries	(715)	1,529	343	7,553
Income tax expense (benefit)	(477)	617	(403)	3,965

Income (loss) before minority interest in consolidated subsidiaries	(238)	912	746	3,588
Minority interest in consolidated subsidiaries	(472)	(428)	(917)	(352)

Net income (loss)	(710)	484	(171)	3,236
Net income (loss) recognized in other comprehensive income (loss), net of tax	55	(3,343)	(15)	(12,972)

Comprehensive loss	$(655)	$(2,859)	$(186)	$(9,736)

Earnings per share—basic
Net income (loss)	$(0.04)	$0.03	$(0.01)	$0.19

Weighted average shares outstanding—basic	16,866,511	17,225,307	16,969,887	17,208,497

Earnings per share—diluted
Net income (loss)	$(0.04)	$0.03	$(0.01)	$0.19

Weighted average shares outstanding—diluted	16,866,511	17,312,879	16,969,887	17,276,365

CONTACT:    Jim Bowman, Vice President - Corporate Communications, (214) 859-9335

jbowman@swst.com

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